Exhibit 4.2

Execution Copy

LEHMAN BROTHERS INC.,

LEHMAN BROTHERS HOLDINGS INC.,

as Guarantor,

AND

HSBC BANK USA,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 27, 2004

SECOND SUPPLEMENTAL INDENTURE, dated as of February 27, 2004 (the “Supplemental Indenture”), among LEHMAN BROTHERS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware, as guarantor (the “Guarantor”), and HSBC BANK USA (as successor in interest to Marine Midland Bank, N.A.), a banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”).

RECITALS

The Company has duly authorized the execution and delivery of an Indenture, dated as of October 1, 1984, between the Company and the Trustee, as amended and supplemented by the First Supplemental Indenture dated as of October 3, 2003 (the “First Supplemental Indenture”), between the Company, the Guarantor and the Trustee (together, the “Indenture”), to provide for the issuance from time to time of its unsecured senior subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”) unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as in the Indenture provided; and

The Company and the Guarantor have duly authorized the execution and delivery of this Supplemental Indenture to correct Section 1.12 of the First Supplemental Indenture, with the approval of the Exchange pursuant to Section 1406 of the Indenture.

All acts and things necessary to make this Supplemental Indenture a valid agreement of the Company and of the Guarantor, in accordance with its terms and with the terms of the Indenture, have been done and performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, and of the sum of one dollar duly paid to the Company and the Guarantor by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, the Company and the Guarantor covenant and agree, for the equal and proportionate benefit of all holders of the Securities with the Trustee to supplement the Indenture as follows:

Section 1.          AMENDMENT

1.1           Amendment to Section 701 of the Indenture.  Section 1.12 of the First Supplemental Indenture is hereby deleted and Section 701 of the Indenture is hereby amended by adding a new “Event of Acceleration” as a new clause (h), such that Section 701 shall now read as follows (changes to the language of the Section have been underscored):

“SECTION 701.  Events of Acceleration and Default Defined.

The occurrence after the date hereof, with respect to Securities of any series, of any of the events specified in clause (a) through (d) or in clause (h) below shall constitute an

“Event of Acceleration” with respect to Securities of such series, and the occurrence after the date hereof of any of the events specified in clauses (e) through (g) below shall constitute an “Event of Default” with respect to Securities of such series, that is to say:

(a)   failure to make payment of any instalment of interest, if any, upon any Securities of such series as and when the same shall become due and payable, and continuance of such failure for a period of 30 days (whether or not such failure shall be by reason of the operation of the provisions of Article Four); or

(b)   failure to make payment of the principal of (and premium, if any, on) any Securities of such series as and when the same shall become due and payable, or would have become due and payable but for the provisions of Section 702(b) or Section 1203, at a Stated Maturity or upon optional redemption (and whether or not such failure shall be by reason of the operation of the provisions of Article Four or Section 1203); or

(c)   failure on the part of the Company to duly observe or perform the provisions of Section 505 for a period of 60 consecutive days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Securities of such series at the time outstanding; or

(d)   any Indebtedness of the Company exceeding $5,000,000 in the aggregate and constituting part of the Company’s net capital shall become due and payable prior to the date or dates on which the same would otherwise become due and payable solely by reason of the existence of an event of default or acceleration applicable to such Indebtedness (but not including the exercise of any “put” or similar right accorded to any holder of such Indebtedness), and such acceleration shall not be rescinded or annulled or such accelerated Indebtedness shall not be refunded with Indebtedness constituting net capital having no earlier maturity than the accelerated Indebtedness, all within 15 days after written notice to the Company requiring such action from the Trustee or to the Company and to the Trustee from the Holders of not less than 25% in aggregate principal amount of Securities of such series then outstanding; or

(e)   if the Company is not operating pursuant to the alternative net capital requirements provided for in paragraph (f) of the Net Capital Rule, the ratio of aggregate indebtedness of the Company to its net capital as determined pursuant to the Net Capital Rule shall exceed 15 to 1 (or such greater ratio as may be established by the Exchange (or any other domestic exchange, board of trade, clearing association or similar organization of which the Company is a member) or a domestic governmental agency or other body having appropriate authority as the minimum ratio that a broker or dealer is required to maintain in order to conduct business) for a period of not less than 15 consecutive business days, commencing on the date the Company first determines and notifies the Exchange, or the Exchange or Securities and Exchange Commission first determines and notifies the Company, that such ratio is in excess of 15 to 1 or such greater ratio, as the case may be; or, if the Company is operating pursuant to the alternative net capital requirements provided for in paragraph (f) of the Net Capital Rule, its net capital shall be less than 2 percent of aggregate debit items computed in accordance with the Net Capital

Rule (or such lesser amount as may be established by the Exchange (or any other domestic exchange, board of trade, clearing association or similar organization of which the Company is a member) or a domestic governmental agency or body having appropriate jurisdiction as the minimum amount that a broker or dealer is required to maintain in order to conduct business) for a period of not less than 15 consecutive business days, commencing on the date the Company first determines and notifies the Exchange, or the Exchange or the Securities and Exchange Commission first determines and notifies the Company, that its net capital is less than such amount or such lesser amount, as the case may be; or

(f)    the making of an application by SIPC for a decree adjudicating that customers of the Company are in need of protection under SIPA and seeking the appointment of a receiver or trustee or similar officer of the Company and the failure of the Company to obtain the dismissal of such application within 30 days; or

(g)  the dissolution or insolvency of the Company or the making of an assignment for the benefit of creditors by the Company or the commencement of any proceedings (by petition, application, answer, consent or otherwise) by the Company to be adjudicated a bankrupt or for the appointment of a receiver or trustee or similar officer for it or for a substantial part of its property or for reorganization, an arrangement, composition or other relief under the Bankruptcy Act or the taking of corporate action by the Company for any such purpose, or a liquidation pursuant to SIPA or otherwise, a liquidation deemed to have commenced under subsection (b) of Section 702, any other marshalling of the assets or liabilities of the Company or the commencement against the Company of any of the aforementioned proceedings and in such latter case the consent thereto by the Company or its admission of the material allegations thereof or the continuance of such proceedings undismissed for a  period of 60 days; or

(h)  the dissolution or insolvency of the Guarantor or the making of an assignment for the benefit of creditors by the Guarantor or the commencement of any proceedings (by petition, application, answer, consent or otherwise) by the Guarantor to be adjudicated a bankrupt or for the appointment of a receiver or trustee or similar officer for it or for a substantial part of its property or for reorganization, an arrangement, composition or other relief under the Bankruptcy Act or the taking of corporate action by the Guarantor for any such purpose, or any marshalling of the assets or liabilities of the Guarantor or the commencement against the Guarantor of any of the aforementioned proceedings and in such latter case the consent thereto by the Guarantor or its admission of the material allegations thereof or the continuance of such proceedings undismissed for a period of 60 days.”

1.2           Amendment to Section 105 of the Indenture.  Section 105 of the Indenture is hereby amended by modifying the heading and adding a new clause (3), such that Section 105 shall now read as follows (changes to the language of the Section have been underscored):

“SECTION 105.  Notices, Etc., to Trustee, Company and Exchange.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1)   the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, or

(2)   the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee by the Company, or

(3)   the Exchange by the Company (including any notice prior to any potential cancellation, termination, rescission or modification of this Indenture or the Securities requiring the prior written consent of the Exchange pursuant to the fourth paragraph of Section 1406) shall be given to the Exchange at the following address so long as the Exchange is The New York Stock Exchange, Inc.:

New York Stock Exchange, Inc.

Surveillance Director

Member Firm Regulation

Unit 3

20 Broad Street

New York, NY 10005

Section 2.          MISCELLANEOUS

2.1           Continuance of Indenture; Confirmation and Ratification of First Supplemental Indenture.  This Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof.  The First Supplemental Indenture is hereby confirmed and ratified by the parties hereto as supplemented by this Supplemental Indenture.  The Indenture, as supplemented by this Supplemental Indenture, shall continue in full force and effect.

2.2           Defined Terms.  All capitalized terms used in this Supplemental Indenture which are defined in the Indenture, but not otherwise defined herein, shall have the same meanings assigned to them in the Indenture.

2.3           Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 through 317, inclusive, of the Trust Indenture Act through the operation of Section 318(c) thereof, such imposed duties shall control.

2.4           Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.5           Benefits of Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

2.6           Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

2.7           The Trustee.  The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

2.8           Successors and Assigns of Company and Guarantor Bound By Supplemental Indenture. All the covenants, stipulations, promises and agreements contained in this Supplemental Indenture by or on behalf of the Company or the Guarantor shall bind their successors and assigns, whether so expressed or not, and the provisions hereof shall bind the heirs, executors, administrators, successors and assigns of the Holders.

2.9           Acts of Board, Committee or Officer of Successor Corporation Valid. Any act or proceeding by any provision of this Supplemental Indenture authorized or required to be done or performed by any board, committee or officer of the Company or the Guarantor shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation that shall at the time be the lawful successor of the Company or the Guarantor, as the case may be.

2.10         Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

HSBC Bank USA hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

IN WITNESS WHEREOF, Lehman Brothers Inc. has caused this Supplemental Indenture to be signed by its Chairman of the Board, one of its Vice Chairmen of the Board, its President, its Treasurer or one of its Vice Presidents, Lehman Brothers Holdings Inc. has caused this Supplemental Indenture to be signed by its Chairman of the Board, one of its Vice Chairmen of the Board, its President, its Treasurer or one of its Vice Presidents, and HSBC Bank USA, as Trustee, has caused this Supplemental Indenture to be signed by one of its authorized officers, as of the day and year first above written.

LEHMAN BROTHERS INC.

By:
Name:
Title:

LEHMAN BROTHERS HOLDINGS INC., as Guarantor

By:
Name:
Title:

HSBC BANK USA, as Trustee

By: